Exhibit 99.2

American Eagle Outfitters, Inc.
February 2008

Good morning and welcome to the American Eagle Outfitters February 2008 Sales Commentary. This is Judy Meehan, Vice President of Investor Relations. During this call, I will make certain forward-looking statements based on our current expectations. Actual results may be materially different based on risk factors included in our quarterly and annual reports filed with the SEC.

Total sales for the four weeks ended March 1, 2008 increased 5% to $175.1 million, compared to $166.3 million for the four weeks ended March 3, 2007. Comparable store sales decreased 4%, compared to a 6% increase in the same period last year.

Overall, February sales were below our expectations, reflecting underperformance of the women's assortment and lower traffic. Yet, we continued to have strength in the AE men's business, which delivered a comparable store sales increase in the mid single-digits. Men's apparel was strong across most categories. Women's experienced a high single-digit comp decline. Accessories and bottoms continued to be the most challenging areas, while graphics, layering knits, sweaters and fleece performed well.

The number of transactions per store declined. However, the average transaction value increased in the low single-digits, driven by a higher average unit retail price. Strength in certain categories resulting in a favorable sales mix drove the higher AUR.

The second week of the month was the strongest, benefiting from increased traffic around Valentines Day. Week four was toughest with negative high single-digit comp.

By geographic region, performance in Canada was strong, posting a high single-digit comp increase in February. In the U.S., the Northeast performed better than average, with February comps down in the low single-digits. The most challenging areas continue to be the West and Southeast posting comp declines in the high single-digits.

Sales related to our direct business increased 32% in February, driven by higher traffic.

Our next merchandise update, Spring three arrives in stores on March 17th.

We expect fourth quarter earnings to be 66 cents per share, which is flat compared to last year. This incorporates a 36% fourth quarter tax rate.  We will announce fourth quarter results next Wednesday, March 12th before the market opens. To listen to our call, please dial 877-407-0789, or internationally dial 201-689-8562 at approximately 8:50 eastern time.

Now regarding the first quarter.  Based on February results, we expect negative comps to continue in the first quarter. We also expect to have higher markdowns compared to last year. These expectations are reflected in our earnings guidance of 25 to 27 cents per share. This compares to 35 cents per share last year.

Thank you for your continued interest in American Eagle Outfitters.